UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2020

VICOR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18277	04-2742817
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Frontage Road, Andover, Massachusetts 01810

(Address of Principal Executive Offices) (Zip Code)

(978) 470-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VICR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2020, the Board of Directors (the “Board”) of Vicor Corporation (the “Company”) appointed Andrew D’Amico as a director of the Company to serve until the Company’s 2021 Annual Meeting of Stockholders or until his successor is elected and qualified or until his earlier resignation or removal. In connection with this appointment, the Board increased its size from eight members to nine members. Mr. D’Amico has not been appointed to serve on any Board committee.

Mr. D’Amico, age 59, has served in the role of general counsel for the Company for intellectual property matters since January 2006. Prior to his engagement by the Company, he had 18 years of private practice experience in the field of patent law, including patent prosecution, litigation, licensing and counseling in diverse technological areas, most recently in the New York office of Fish & Richardson P.C. Mr. D’Amico received a law degree from The George Washington University’s National Law Center and an electrical engineering degree (B.S.E.E., Magna Cum Laude) from the N.J. Institute of Technology. Prior to entering law school, he was a design engineer in the aerospace industry. Mr. D’Amico currently serves on a non-profit board for High-Tech LA, a charter high school and middle school in Los Angeles. Mr. D’Amico is qualified to serve on the Board, given his approximately 25 years of experience with the Company and his key role in the execution of the Company’s intellectual property-based strategy.

There are no arrangements or understandings between Mr. D’Amico and any other persons pursuant to which Mr. D’Amico was selected as a director.

As a non-employee director, Mr. D’Amico is eligible to participate in, and receive cash and equity compensation in accordance with, the Company’s standard non-employee director compensation programs, including, but not limited to, the receipt of quarterly cash retainers and an annual grant of non-qualified stock options under the Vicor Corporation Amended and Restated 2000 Stock Option and Incentive Plan, as amended and restated (the “Vicor Plan”), as described in the Company’s 2020 definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 29, 2020.

As noted above, Mr. D’Amico serves in the role of general counsel for intellectual property matters. Pursuant to an informal compensation agreement between the Company and Mr. D’Amico (the “Agreement”), in exchange for his services as general counsel, the Company has agreed to pay Mr. D’Amico a fee of $30,000 per month, as well as reimbursement of expenses incurred in connection with his provision of services to the Company. Also pursuant to the Agreement, Mr. D’Amico is entitled to an incentive fee equal to 3% of the royalties received by the Company pursuant to certain license agreements negotiated by Mr. D’Amico on behalf of the Company. The aggregate amount of such incentive fees is limited to $1,000,000, although this amount may be increased by mutual agreement in certain circumstances, including the negotiation of additional license agreements by Mr. D’Amico. As of the date of this report, the amount of such incentive fees payable to Mr. D’Amico is immaterial. The Company expects to continue the Agreement, under the same terms and conditions, for the remainder of 2020.

During the year ended December 31, 2019, Mr. D’Amico received aggregate compensation and reimbursement from the Company of $713,930, consisting of monthly compensation of $360,000, income associated with license-based incentive fees of $79,902, income related to exercises during the year of non-qualified stock options awarded under the Vicor Plan of $191,936, and cumulative expense reimbursement of $82,092. From January 1, 2020 through the date of this report, Mr. D’Amico has received aggregate compensation and reimbursement from the Company of $1,687,146, consisting of monthly compensation of $300,000, income associated with license-based incentive fees of $6,536, income related to exercises during the year of non-qualified stock options awarded under the Vicor Plan of $1,326,250, and cumulative expense reimbursement of $54,360.

During the year ended December 31, 2019, Mr. D’Amico was awarded stock options under the Vicor Plan to purchase an aggregate of 4,000 shares of the Company’s Common Stock, at a weighted average exercise price of $36.60. From January 1, 2020 through the date of this report, Mr. D’Amico was awarded stock options under the Vicor Plan to purchase an aggregate of 2,886 shares of the Company’s Common Stock, at a weighted average exercise price of $69.04.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR CORPORATION

Date: October 27, 2020	By:	/s/ James A. Simms
James A. Simms
Chief Financial Officer